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                              FOR IMMEDIATE RELEASE                 Exhibit 99.1

            COVISTA COMMUNICATIONS, INC. ANNOUNCES OPERATING RESULTS
               FOR QUARTER AND FISCAL YEAR ENDED JANUARY 31, 2005

CHATTANOOGA, TN - April 29, 2005 - Covista Communications, Inc. (NASDAQ symbol:
CVST) today announced operating results for the three and twelve-month periods ended January 31, 2005.

For the fiscal year ended January 31, 2005, the Company significantly improved its cash position and overall balance sheet when compared to the previous year end. As of January 31, 2005, cash on hand was $8.6 million with zero bank debt and positive working capital of $4.5 million. At January 31, 2004, the Company had cash on hand of $3.8 million bank debt of $1.3 million and a working capital deficit of $6.1 million. This $10.6 million improvement in working capital is the result of proceeds received from the previously announced sale of selected customers and assets to PAETEC.

To date, the Company has received total cash proceeds of $12.7 million from PAETEC. The Company expects to receive additional proceeds of up to $1.9 million during the current year, based on performance of the customer base. The Company has deferred any expected gain on this transaction until future payments are realized. Operating results for the year ended January 31, 2005 reflect a net charge of $696K related to the assets and customers sold to PAETEC, net of cash proceeds.

For the three months ended January 31, 2005, the Company reported net income of $50K or $0.00 per share on revenues of $10.7 million as compared with net income of $892K or $0.05 per share on revenues of $19.0 million from the prior year's forth quarter. The Company reported a loss of $5.3 million or $0.30 per share on revenues of $59.8 million for the twelve months ended January 31, 2005, as compared with a loss of $944K or $0.05 per share on revenues of $84.1 million from the prior fiscal year.

John Leach, Jr., Covista's President and Chief Executive Officer, stated, "The past year was one of transition for Covista. With the completion of the sale of some customers and facilities in the Northeast our balance sheet and cash position are much improved. We intend to leverage these positive changes to drive revenue growth and profits in the coming year."

We are providing the following consolidated summary of operations for the three months and fiscal years ended January 31, 2005 and 2004 (000's except for per share data):


                                       Three-Months Ended January 31         Fiscal Year Ended January 31
                                         2005               2004                2005              2004
                                    ---------------- -------------------- ----------------- -----------------
Revenues                                    $10,739              $18,992           $59,840           $84,056
Operating expenses                         (11,345)             (18,006)          (63,434)          (84,673)
Gain (loss) on PAETEC, net                      809                   --             (696)                --
Restructuring expense                            10                   --             (376)                --
Operating income (loss)                         213                  986           (4,666)             (616)
Other income(expense),net                        17                 (94)             (487)             (328)
Tax provision                                 (180)                   --             (180)                --
Net income (loss)                                50                  892           (5,333)             (944)
                                    -------------------------------------------------------------------------
Basic and diluted earnings
     (loss) per share                         $0.00                $0.05           $(0.30)           $(0.05)
Average number of
     common shares
         Basic and Diluted                   17,822               17,789            17,822            17,796






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About Covista:

Covista is a facilities-based provider of telecommunications services with a substantial customer base, principally residential and small sized businesses. Its products and services include a broad range of voice, data and Internet solutions, including long distance and toll-free services, local dial tone and features, calling cards, frame relay, Internet access, VPN, directory assistance and teleconferencing services. Covista currently owns and operates switches in Chattanooga, Dallas and Minneapolis. Covista operates Network Operation, call center and information technology facilities in Chattanooga to monitor its switched network and to coordinate its various services. For information on becoming a Covista customer, please telephone 800-805-1000 or visit the Company's website at WWW.COVISTA.COM.

Information relating to forward-looking statements:

This press release contains historical and forward-looking statements made pursuant to the safe harbor provisions of the private securities litigation act of 1995. Investors are cautioned that forward-looking statements such as statements of the company's plans, objectives, expectations and intentions involve risks and uncertainties. The cautionary statements made in this release should be read as being applicable to all related statements wherever they appear. Statements containing terms such as "believes," "expects," "plans," "projects," "intends," "estimates," "anticipates," or similar terms, are considered to contain uncertainty and are forward-looking statements. The actual results could differ materially from those discussed. Factors that could contribute to such differences include: changes in market conditions and increased competition from other telecommunications and internet service providers; government regulations; the volatile and competitive environment for internet telephony; advances in competitive products or technologies that could reduce demand for services; availability of transmission facilities; management of rapid growth; customer concentration and attrition; the ability to successfully integrate acquired companies; the ability to successfully develop and bring new services to market; inaccurate or incomplete assumptions on the part of management; and other risks discussed in the company's SEC filings, including form 10-K and form 10-Q, which can be accessed at the SEC web site at www.sec.gov.

Readers of this release should understand that it is not possible to predict or identify all such risk factors. Consequently, this list should not be considered a complete statement of all potential risks or uncertainties. Covista does not assume the obligation to update any forward-looking statement, except as is required by applicable law.




Contact:
Frank Pazera
Executive Vice President and Chief Financial Officer
Covista Communications, Inc.
Tel: (423) 648-9500
Fax: (423) 648-9502
E-mail: fpazera@covista.com